NSAR ITEM 77O
April 1, 2001 - September 30, 2001
VK Utility Fund
10f-3 Transactions

Underwriting #   Underwriting    Purchased   Amount of    % of        Date of
                                 From       shares    underwriting   Purchase

    1         PPL Corp.        Goldman, Sachs     22,000   0.110      5/03/01
              7.75% Cvt.       & Co.
              Pfd., 2/15/06

    2         Peabody Energy   Lehman Brothers    14,400   0.096      5/21/01
                Energy Corp

    3         Progress Energy  J.P. Morgan        95,000   0.864      8/15/01
                               Securities Inc.



Underwriters for #1
Morgan Stanley & Co. Incorporated
Credit Suisse First Boston Corporation
First Union Securities, Inc.
Goldman, Sachs & Co.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
UBS Warburg LLC

Underwriters for #2
Lehman Brothers Inc.
Bear, Stearns & Co. Inc.
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Morgan Stanley & Co. Incorporated
UBS Warburg LLC
A.G. Edwards & Sons, Inc.
ABN AMRO Rothschild LLC
Fidelity Capital Markets, a division of National Financial Services LLC Prudential Securities Incorporated
Robertson Stephens, Inc.
Scotia Capital (USA) Inc.
SG Cowen Securities Corporation
Stifel, Nicolaus & Company, Incorporated
Cazenove Inc.
Chatsworth Securities LLC
Fahnestock & Co. Inc.
First Southwest Company
Johnson Rice & Company L.L.C.
Edward D. Jones & Co. L.P.
Petrie Parkman & Co.
Sanders Morris Harris
Lehman Brothers International (Europe)
Bear, Stearns International Limited
Merrill Lynch International
Morgan Stanley & Co. International Limited
UBS AG, acting through its business group UBS Warburg
Cazenove & Co.

Underwriters for #3
Merrill Lynch, Pierce, Fenner & Smith Incorporated
Salomon Smith Barney Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co. Incorporated
Lehman Brothers Inc.
First Union Securities, Inc.
A.G. Edwards & Sons, Inc.
Edward D. Jones & Co., L.P.